EXHIBIT 10.1
SUMMARY OF TIVO INC. FISCAL YEAR 2016
BONUS PLAN FOR EXECUTIVE OFFICERS.
Purpose:
The terms of the TiVo Inc. (the “Company”) Fiscal Year 2016 Bonus Plan for Executive Officers (the “Plan”) have been established to reward the Company’s executive officers for assisting the Company in achieving its operational goals through exemplary performance. Under the Plan, bonuses will be based on the achievement of specified corporate and departmental goals at the end of the Company’s fiscal year ending January 31, 2016, as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and/or the Board of Directors (the “Board”). Bonuses under the Plan are payable under and pursuant to the terms of the Company’s Amended & Restated 2008 Equity Incentive Award Plan (the “Incentive Award Plan”).
Determination of Fiscal Year 2015 Bonuses:
Company executive officers will be eligible to receive targeted bonus amounts to be paid in cash under the Plan. No bonuses will be payable under the Plan unless by the end of fiscal year 2016 the Company attains a pre-determined performance target relating to cumulative subscriptions, in which event the Company’s executive officers will become eligible to receive up to 2.5 times their target bonus amount under the Plan, subject to the limitation imposed under the Incentive Award Plan. The amount of actual bonuses to be paid in cash assuming attainment of the pre-determined cumulative subscription goal will be based primarily on the achievement of objective and subjective Company and departmental performance goals, and may be higher or lower than targeted amounts according to pre-determined formulas that will be applied by the Compensation Committee and the Board. Target cash bonuses for the Company’s named executive officers under the Plan for fiscal year 2016 will be 60% of the annual base salary for the Company’s Chief Financial Officer and will be 100% of the annual base salary for the Company’s Chief Executive Officer, General Counsel, Chief Operating Officer, and Executive Vice President of Products and Revenue. Each executive officer will also be eligible for an additional bonus equal to 5% of their annual base salary based upon a pre-determined Company-wide engineering upside objective, subject to the maximum bonus amount described above. In addition to the foregoing, the Company’s Chief Financial Officer and General Counsel will be eligible for additional bonus payments based upon the attainment of strategic milestones established by the Compensation Committee.
For all named executive officers, actual cash bonuses will be determined based upon meeting specified goals with respect to the Company’s financial performance including without limitation a service and technology revenue goal, an Adjusted EBITDA* goal, subscription growth goal, as well as a subjective measure of management’s overall performance relative to the Company’s fiscal year 2016 strategic priorities as assessed by the Board in its discretion
Other than with respect to the cumulative subscription goal for fiscal year 2016, the Board and the Compensation Committee reserve the right to modify these goals, amounts and criteria at any time.

*	“Adjusted EBITDA” is defined as income before interest expense, provision for income taxes and depreciation, amortization, and stock-based compensation expense.